Exhibit 99.1

material UNITED STATES FEDERAL INCOME tax consequences

This section is a summary of the material United States federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Thompson & Knight LLP, counsel to the general partner and us, as of the date hereof. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Later changes in these authorities may cause the federal income tax consequences to vary substantially from the consequences described below, possibly on a retroactive basis. This section updates and replaces (i) the section under the heading “Material United States Federal Income Tax Consequences” that appears in the Partnership’s Registration Statement on Form S-4 (File No. 333-124544), filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2005, and the Prospectus contained therein, (ii) the section under the heading “Material United States Federal Income Tax Consequences” that appears in the Partnership’s Registration Statement on Form S-4 (File No. 333-202918), filed with the SEC on March 20, 2015, and the Prospectus contained therein, and (iii) the section under the heading “Material U.S. Federal Income Tax Consequences” that appears in the Partnership’s Prospectus (File No. 333-124544), dated May 16, 2005. This section should be read in conjunction with the risk factors included under the caption “Tax Risks” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

For the reasons described below, counsel is not rendering an opinion with respect to the following specific United States federal income tax issues:

●

the validity of our Partnership’s monthly convention for allocating taxable income and loss between transferors and transferees of our common units (see “—Tax Allocations by Us to Unitholders—Allocations between Transferors and Transferees”);

●

the validity of our Partnership’s method for allocating depletion deductions with respect to contributed mineral properties (see “—Tax Allocations by Us to Unitholders—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties”);

●	the availability and extent of percentage depletion deductions to the holders of our common units (see “—Partnership Income, Gains/Losses and Depletion”);
●	the validity of our Partnership’s adoption of a convention that will enable you to track the basis of your individual common units or unit groups (see “—Disposition of Our Common Units”);
●	the treatment of a unitholder of our Partnership whose common units are loaned to a short seller to cover a short sale of those common units (see “—Treatment of Short Sales”);
●	the validity of our Partnership’s depletion, depreciation and amortization deductions relating to adjustments under Section 743(b) of the Internal Revenue Code (see “—Section 754 Election”); and
●	the availability and extent of the Section 199A Deduction to the holders of our common units (see “—Tax Rates”).

This discussion focuses on individual partners who are citizens or residents of the United States (for federal income tax purposes) who have the United States dollar as their functional currency and, except as otherwise provided, has only limited application to corporations (including other entities treated as corporations for federal income tax purposes), partnerships (including other entities treated as partnerships for federal income tax purposes), limited liability companies, estates, trusts, nonresident aliens, or other partners subject to specialized tax treatment, including, without limitation, individual retirement and other tax-deferred accounts, banks and other financial institutions, insurance companies, tax-exempt organizations, non-United States persons, dealers, brokers or traders in securities or currencies, persons subject to the alternative minimum tax, persons who hold their partnership interests as part of a straddle, hedging, synthetic security, conversion transaction or other integrated investment consisting of the partnership interests and one or more other investments, persons whose functional currency is other than the United States dollar, persons who received their partnership interests as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services and persons eligible for tax treaty benefits.

The discussion does not intend to be exhaustive of all possible tax considerations. For example, the discussion does not contain a description of any state, local or foreign tax considerations (except where otherwise specifically noted in this document). In addition, the summary discussion is intended to address only those United States federal income tax consequences that are generally applicable to a United States partner who holds its common units as a capital asset (typically, property that is held for investment), and it does not discuss all aspects of United States federal income taxation that might be relevant to a specific United States partner in light of particular investment or tax circumstances.

The information in the discussion is based on the federal income tax laws as of the date of this document, which include:

●	the Internal Revenue Code;
●	current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;
●	current administrative rulings of the Internal Revenue Service, or IRS, and court decisions.

No ruling has been or will be requested from the IRS regarding any matter affecting our Partnership or its partners. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Furthermore, there is a risk that future legislation, Treasury regulations, administrative rulings or court decisions will significantly change the current law or adversely affect existing interpretations of the federal income tax laws. Any change could apply retroactively to transactions preceding the date of the change.

The discussion is not intended to be, and should not be construed as tax advice. Therefore, each partner is urged to consult with its own tax advisor to determine the United States federal, state, local and foreign tax consequences of the ownership of our common units, including the particular facts and circumstances that may be unique to the partner.

Classification of Our Partnership as a Partnership for Federal Income Tax Purposes

The Treasury regulations provide that a domestic business entity not otherwise classified as a corporation with at least two members will be classified as a partnership for federal income tax purposes, unless it elects to be classified as an association taxable as a corporation. We have not made, and will not make, an election to be classified as an association taxable as a corporation. Therefore, subject to the discussion below with respect to publicly traded partnerships, and subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures”, generally we are treated as a partnership for federal income tax purposes and will not be a taxable entity subject to federal income tax. Instead, each of our unitholders is required to take into account its allocable share of our items of income, gain, loss, deduction and credit in computing its federal income tax liability, even if no cash distributions are made.

Section 7704 of the Internal Revenue Code provides that a publicly traded partnership will be taxed as a corporation, unless a certain percentage of its income consists of qualifying income. A partnership constitutes a publicly traded partnership if the interests in the partnership are traded on an established securities market. Because our common units are traded on the NASDAQ Global Select Market, we are a publicly traded partnership for federal income tax purposes.

A publicly traded partnership will not be taxed as a corporation if 90% or more of the partnership’s gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource (including oil, natural gas, and products thereof). Royalties and other passive income from mineral interests are also treated as qualifying income. Gains from the sale of an asset used in the production of this type of income also will be qualifying income. We anticipate that at least 90% of our income will constitute income from interests in oil and natural gas properties, including royalties and net profits interests. Based upon and subject to this estimate, our factual representations made and a review of the applicable legal authorities, counsel is of the opinion that we will be treated as a partnership for federal income tax purposes.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, applicable regulations, published revenue rulings and court decisions and the representations described below, we will continue to be classified as a partnership and will not be taxed as a corporation for federal income tax purposes. In rendering its opinion, counsel is relying on the following factual representations made by us:

●	neither we nor any of our subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes; and

●

for each taxable year, more than 90% of our gross income will constitute income that counsel has opined or will opine is qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to our unitholders and the general partner in liquidation of their common units and partnership interests in our Partnership. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as we, at that time, do not have liabilities in excess of the adjusted tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the United States Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception upon which we rely for our treatment as a partnership for federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income within the meaning of Section 7704 of the Internal Revenue Code were published in the Federal Register. These final regulations are effective as of January 19, 2017, apply to taxable years beginning on or after January 19, 2017, and confirm our prior interpretation that royalties and other passive income from mineral interests are treated as qualifying income and therefore do not affect our ability to qualify as a publicly traded partnership.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income requirement or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in our common units, or taxable capital gain, after the unitholder’s tax basis in our common units is reduced to zero. Accordingly, taxation of our Partnership as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our common units. This conclusion applies even in light of the reduction in corporate tax rates from 35% to 21% for tax years beginning after December 31, 2017.

The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes and will not be taxed as a corporation under Section 7704 of the Internal Revenue Code.

Tax Allocations by Us to Unitholders

In General

Each unitholder is required to report on its income tax return its allocable share of our income, gains, losses, deductions and credits. Each unitholder is required to include these items on its federal income tax return even if the unitholder has not received any cash distributions from us. For each taxable year, we will be required to furnish each unitholder with a Schedule K-1 tax statement that sets forth the unitholder’s share of any of our income, gains, losses, deductions and credits. Our Partnership itself is not required to pay any federal income tax.

Allocations of Income, Gain, Loss and Deductions

Our partnership agreement generally provides that our net income and net losses will be allocated to the unitholders and our general partner in accordance with their “Percentage Interests,” as such term is defined in our partnership agreement.

Under Section 704(b) of the Internal Revenue Code, our allocation of any item of income, gain, loss or deduction to a unitholder will be given effect for federal income tax purposes so long as it has substantial economic effect, or is otherwise in accordance with the unitholder’s interest in our Partnership. If an allocation of an item does not satisfy this standard, it will be reallocated among the unitholders and our general partner on the basis of their respective interests in our Partnership, taking into account all facts and circumstances. Except as provided in “—Allocations between Transferors and Transferees” and “—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties,” counsel is of the opinion that the allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s allocable share of an item of income, gain, loss or deduction.

Allocations between Transferors and Transferees

In general, each of our items of income, gain, loss and deduction will, for federal income tax purposes, be determined annually and one twelfth of each annual amount will be allocated to those unitholders who hold common units on the last business day of each month in that year. As a result, a unitholder who acquires its common units in the open market may be allocated our items of income, gain, loss and deduction realized by us prior to the date of acquisition. However, in certain circumstances we may make these allocations in connection with extraordinary or nonrecurring events on a more frequent basis.

Due to the absence of specific authority on the utilization of the above method of allocation by a publicly traded limited partnership such as our Partnership, counsel is unable to opine on the validity of this method of allocating our income, gain, loss and deduction between the transferors and the transferees of our common units. The risk to unitholders if this method is determined to be an unreasonable method of allocation is that our income, gain, loss and deduction would be reallocated among the unitholders and our general partner. This reallocation could cause unitholders to have more or less income or deductions than that reported. Our general partner is authorized to revise the method of allocation between transferors and transferees, as well as among unitholders whose common units otherwise vary during a taxable period, to conform to a method permitted or required by the Internal Revenue Code and applicable regulations or rulings.

We urge a unitholder who transfers or acquires common units to consult with its tax advisor with respect to the proper reporting of its allocable share of our items of income, gain, loss and deduction during the month in which the common units are acquired or transferred.

Tax Allocations with Respect to Book-Tax Difference on Contributed Properties

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for a partnership interest in the partnership must be allocated so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of its contribution to the partnership. The amount of unrealized gain or unrealized loss is generally equal to the difference between the property’s fair market value and its adjusted tax basis at the time of the initial contribution and is referred to as Built-in Gain and Built-in Loss, respectively. If property with Built-in Gain or Built-in Loss is sold by the partnership, then the gain or loss recognized by the partnership is required to be allocated to the contributing partner in an amount that takes into account the Built-in Gain or Built-in Loss.

The Treasury regulations require a partnership to make allocations under Section 704(c) of the Internal Revenue Code using any reasonable method consistent with the provisions of Section 704(c) of the Internal Revenue Code and describe three different methods for taking any Built-in Gain or Built-in Loss into account that are presumed to be reasonable for purposes of Section 704(c) of the Internal Revenue Code. The Treasury regulations also provide that other methods may be reasonable in appropriate circumstances.

Under Section 613A(c)(7)(D) of the Internal Revenue Code, tax depletion on oil and natural gas property held by a partnership is computed separately by each partner outside the partnership based on the partner’s share of the partnership’s adjusted basis in the depletable properties. Gain or loss on the disposition of a depletable property is computed separately by each partner outside of the partnership based on its share of the partnership’s amount realized and adjusted tax basis in the property. Our partnership agreement provides that the adjusted tax basis of the oil and natural gas properties contributed to us will be allocated to the contributing partners for the purposes of separately determining depletion deductions, and any gain or loss recognized by us on the disposition of contributed property will be allocated to the contributing partners to the extent of any remaining Built-in Gain or Built-in Loss. This method of allocating Built-in Gain and Built-in Loss is not one of the three methods set forth in the Treasury regulations. However, we believe that the above method should be respected as reasonable and consistent with the underlying purposes of Section 704(c) of the Internal Revenue Code.

When the IRS issued the final Treasury regulations under Section 704(c) of the Internal Revenue Code, it acknowledged that the method used by us was used in the oil and natural gas industry and may be reasonable in appropriate situations. However, the IRS did not include this method as a specific reasonable method in the final Treasury regulations because the method was not a generally applicable method. Despite not including it as a specific reasonable method in the final Treasury regulations, the IRS has issued private letter rulings acknowledging that this method is reasonable under the facts of those rulings. A private letter ruling may not be relied on by any taxpayer other than the taxpayer to whom the ruling was issued. Accordingly, counsel is unable to opine on the validity of this method of allocating Built-in Gain and Built-in Loss. However, private letter rulings are indicative of the position of the IRS on the issues addressed in the rulings. Despite these prior rulings, there is no assurance that the IRS will not change its position and challenge the method used by us. Such a challenge, if successful, could cause one or more unitholders to recognize more taxable income or less taxable loss on an ongoing basis in respect of their common units. Each current and prospective unitholder is encouraged to consult with its tax advisor with respect to the proper reporting of its allocable share of Built-in Gain and Built-in Loss.

Partnership Income, Gains/Losses and Depletion

Income received by us from our oil and natural gas royalties and net profits interests is taxable to our unitholders as ordinary income subject to depletion. Gains and losses from sales of our royalty interests and net profits interests held for more than one year, except to the extent of ordinary income recapture discussed below, will be long term capital gains and losses.

Unitholders are entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to the oil and natural gas interests owned by us. Although the Internal Revenue Code requires each unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the underlying mineral property for depletion and other purposes, we furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and in the case of marginal production potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction in respect of any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between crude oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitation, the percentage depletion deduction otherwise available is limited to 65% of the unitholders’ total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the taxpayer’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion is calculated by (i) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result in (i) by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of its common units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our Partnership, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of percentage depletion deductions to the unitholders. If percentage depletion is not available to a unitholder, the amount of depletion deductions of a partner may be less than they would be if percentage depletion were available. Each current and prospective unitholder is encouraged to consult its tax advisor to determine whether percentage depletion would be available to the unitholder.

Limitations on Deductions

Tax Basis and At-Risk Limitations

The deduction by a unitholder of any losses relating to the unitholder’s common units is limited to the tax basis in its common units. In the case of an individual unitholder or a corporate unitholder of which more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, the deduction of losses will be limited to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than the unitholder’s tax basis in its common units. A unitholder must recapture losses deducted in previous years to the extent that distributions cause its at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any suspended losses in excess of that gain are no longer utilizable.

In general, a unitholder is at risk to the extent of the tax basis of its common units, excluding any portion of that tax basis attributable to its share of our liabilities, reduced by any amount of money the unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder, or can look only to the common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder’s share of our liabilities.

Limitations with Respect to Passive Activities

In general, individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities only to the extent of the taxpayer’s income from passive activities. We do not anticipate that any material amount of the activities we conduct will constitute passive activities since our assets will primarily generate portfolio income such as royalty income (which is not income from a passive activity). Thus, the passive activity loss limitations will not apply to our unitholders with respect to any material amount of our losses that may be allocated to them.

Limitations with Respect to Excess Business Loss

For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by unitholders. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. We do not anticipate that any material amount of the activities we conduct will constitute a trade or business since our assets will primarily generate income from non-operated, passive mineral and royalty interests. Thus, we do not expect the excess business loss limitations to apply to our unitholders with respect to any material amount of our losses that may be allocated to them. Unitholders should consult their own tax advisers regarding the applicability of the “excess business loss” limitation.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s investment interest expense is generally limited to the amount of that taxpayer’s net investment income. Investment interest expense includes:

●	interest on indebtedness properly allocable to property held for investment;
●	interest properly allocable to portfolio income; and
●	interest properly allocable to the purchase or carrying of an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry the unitholder’s common units.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. Therefore, a unitholder’s share of our portfolio income will be treated as investment income.

In addition, for taxable years beginning after December 31, 2017, taxpayers generally may not deduct certain “business interest” expense to the extent such interest exceeds the taxpayer’s business interest income and 30% of the taxpayer’s “adjusted taxable income” for the taxable year. With respect to partnerships, this limitation first is applied at the partnership level and any deduction for business interest is taken into account in determining the partnership’s non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of the partners is determined without regard to each partner’s distributive share of any of items of income, gain, deduction, or loss from the partnership and is increased by each partner’s distributive share of excess taxable income from the partnership, which generally equals the excess of 30% of the partnership’s adjusted taxable income over the amount of the partnership’s deduction for business interest for a taxable year.

Because our assets generate primarily portfolio income such as royalty income from non-operated mineral and royalty interests, we do not expect to incur a material amount of “business interest” subject to the foregoing business interest limitations. Unitholders should consult their own tax advisers regarding the applicability of the limitation on “business interest.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37.0% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an individual taxpayer generally is entitled to a deduction equal to 20% of his or her allocable share of certain “qualified publicly traded partnership income” (the “Section 199A Deduction”). For purposes of the new Section 199A Deduction, “qualified publicly traded partnership income” generally is equal to the sum of:

•

the net amount of the taxpayer’s allocable share of each qualified item of income, gain, deduction, and loss from a publicly traded partnership to the extent such items are effectively connected with a United States trade or business and allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made for services rendered to the partnership; and

•

any gain recognized by the taxpayer upon a disposition of his or her interest in such partnership to the extent such gain is attributable to “unrealized receivables,” such as depreciation or depletion recapture, and “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and, thus, is treated as ordinary income under Section 751 of the Internal Revenue Code.

Because we own only non-operated, passive mineral and royalty interests, we may not be viewed as engaged in a U.S. trade or business within the meaning of the new law. Therefore, most or all of the income that we now generate, or will generate in the future, may not be “qualified publicly traded partnership income” eligible for the Section 199A Deduction to our individual unitholders. Thus, our unitholders may not be able to claim the Section 199A Deduction on any income allocated from us, and any such claim may be successfully challenged by the IRS. If the Section 199A Deduction is not available, our unitholders’ tax liability from ownership and disposition of our common units may be materially higher than if the deduction is available. We urge our unitholders to consult their tax advisers regarding the availability of the Section 199A Deduction on any income allocated from us.

Distributions by Us to Unitholders

Distributions of money by us to a unitholder generally will not result in taxable income or gain to the unitholder unless, and only to the extent that, the distribution exceeds the unitholder’s adjusted tax basis in its common units immediately before the distribution. Any such gain generally will be capital gain, except that a portion of such gain will be separately computed and taxed as ordinary income to the extent the distribution is attributable to the unitholder’s allocable share of unrealized receivables or inventory items owned by us. Unrealized receivables include the unitholder’s share of potential recapture items, including depreciation and depletion deductions. Ordinary income attributable to unrealized receivables and inventory items may exceed the net taxable gain realized.

Any reduction in a unitholder’s share of our liabilities, including upon a non-pro rata issuance of additional common units by us without a corresponding increase in our liabilities, will constitute a deemed distribution of money by us to the unitholder. We have not and do not expect to incur significant liabilities. Therefore, it is not anticipated that any current or prospective unitholder will be deemed to receive a cash distribution from a reduction in a unitholder’s share of liabilities that would result in the recognition of a material amount of taxable gain.

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code. To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of such assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the unrealized receivables and inventory items deemed to be relinquished in the exchange.

Ratio of Taxable Income to Distributions

The ratio of the amount of taxable income that will be allocated to each unitholder to the amount of cash that will be distributed to the unitholder is uncertain. The amount of taxable income realized by each unitholder will be dependent upon a number of factors including: (a) the amount of taxable income recognized by us; (b) the amount of any gain recognized by us that is attributable to specific asset sales that may be wholly or partially attributable to Built-in Gain and the resulting allocation of such gain to the partners that contributed the assets being sold (see “—Tax Allocations by Us to Unitholders—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties”); and (c) the amount of basis adjustment pursuant to Section 754 of the Internal Revenue Code available to the unitholder based on the purchase price for any common units and the amount by which such price exceeded the unitholder’s proportionate share of inside tax basis of our assets attributable to the common units when the common units were purchased (see “—-Section 754 Election”).

Tax Basis in Our Assets

The tax basis of our assets will be used for purposes of computing gain or loss on the disposition of these interests. The federal income tax burden associated with the difference between the fair market value of property contributed to us and the tax basis of that property will be borne by the contributing partners to the extent of any Built-in Gains. See “—Tax Allocations by Us to Unitholders—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties”.

Tax Basis in Our Common Units

A unitholder’s tax basis in its common units initially will be the amount paid for those common units increased by the unitholder’s initial allocable share of our liabilities. A unitholder’s tax basis in its common units generally will be increased by (a) the unitholder’s allocable share of our taxable and tax exempt income, (b) any contributions by the unitholder to our capital, and (c) any increases in the unitholder’s allocable share of our liabilities, if any. Generally, a unitholder’s tax basis in its common units will be decreased (but not below zero) by (1) the unitholder’s allocable share of our losses and nondeductible expenditures which are not chargeable to capital, (2) the amount of any cash and the amount of the basis of any property distributed to the unitholder by us, (3) any decreases in the unitholder’s allocable share of our liabilities, and (4) the amount of any depletion deductions taken by the unitholder with respect to its common units to the extent the deductions do not exceed the unitholder’s proportionate share of the adjusted tax basis of the underlying producing property.

Disposition of Our Common Units

A unitholder will recognize gain or loss on a sale of its common units in an amount equal to the difference between the amount realized and the unitholder’s adjusted tax basis in the common units sold. A unitholder’s amount realized will be measured by the sum of any cash and the fair market value of any other property received plus the unitholder’s share of our liabilities, if any.

Except as noted below, gain or loss recognized by a unitholder, other than a dealer in common units, on the sale or exchange of common units held by the unitholder for more than one year generally will be taxable as long-term capital gain or loss. However, this gain or loss will be taxed as ordinary income or loss to the extent attributable to the unitholder’s allocable share of unrealized receivables or inventory items owned by us. Unrealized receivables include the unitholder’s share of potential recapture items, including depletion deductions to the extent such deductions previously reduced a unitholder’s basis in its common units. Ordinary income attributable to unrealized receivables and inventory items may exceed the net taxable gain realized upon the sale of the common units and may be recognized even if there is a net taxable loss realized on the sale of the common units. Thus, a unitholder may recognize both ordinary income and a capital gain or loss upon a disposition of its common units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of common units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the same. In addition, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Provisions of the Internal Revenue Code may cause a unitholder to be treated as having sold appreciated common units at their fair market value resulting in the recognition of taxable gain if the taxpayer or related persons enter(s) into:

●	a short sale;
●	an offsetting notional principal contract; or
●	a futures or forward contract with respect to the common units or substantially identical property.

Moreover, if a unitholder has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the common units, the unitholder will be treated as having sold that position if the taxpayer or a related person then acquires the common units or substantially identical property. Further, the Secretary of Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. See “—Treatment of Short Sales.”

Treatment of Short Sales

A unitholder whose common units are loaned to a short seller to cover a short sale of common units may be considered as having disposed of ownership of those common units for federal income tax purposes. If so, the unitholder would no longer be a partner for tax purposes with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

●	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the lending unitholder;
●	any cash distributions received by the lending unitholder for those common units would be fully taxable and would appear to be treated as ordinary income.

Because there is no clear authority on this issue, counsel is unable to render an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners for federal income tax purposes and avoid the risk of gain recognition are encouraged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units. See “—Disposition of Our Common Units.”

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to make an adjustment, referred to as the Section 743(b) adjustment, to a unitholder’s tax basis in our assets, referred to as inside basis, to reflect the unitholder’s purchase price in its common units. This election does not apply to a person who purchases common units directly from us. It does apply to any other purchaser of common units. The Section 743(b) adjustment belongs solely to the purchaser and not to the other unitholders. For purposes of this discussion, a unitholder’s inside basis of our assets will be considered to have two components:

●	the unitholder’s share of our tax basis in our assets; and
●	the unitholder’s Section 743(b) adjustment to that tax basis.

Our general partner utilizes a method of calculating inside basis, including the unitholders’ Section 743(b) adjustments, which results in an aggregate basis for depletion purposes that reflects the purchase price of common units as paid by the unitholders. Although the method our general partner uses is not specifically authorized under the applicable Treasury regulations, we believe that it is a reasonable method of determining each unitholder’s share of net income or loss (including depletion and gain or loss from the sale of property). Because there is no clear authority on this issue, counsel is unable to opine as to the validity of this method. If the IRS successfully contends that such method may not be used, our general partner will attempt to use any other reasonable depletion conventions to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders or record holders of any class or classes of units. However, a unitholder may have more or less depletion deductions and gain or loss on the taxable disposition of its common units than under the method the general partner uses.

A Section 754 election is advantageous if the transferee’s tax basis in its common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, its depletion deductions and its share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the Section 754 election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the fair market value of our assets and other matters. The allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment. We cannot assure our unitholders that the determinations made by us will not be successfully challenged by the IRS or that the deductions resulting from these determinations may not be reduced or disallowed altogether. Should the IRS require a different basis adjustment, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income that it would have been allocated had the election not been revoked.

Alternative Minimum Tax on Items of Tax Preference

The Internal Revenue Code contains alternative minimum tax rules that are applicable to individual taxpayers. We are not subject to the alternative minimum tax, but our individual unitholders are required to take into account on their own tax returns their respective shares of our tax preference items and adjustments in order to compute their alternative minimum taxable income. Although it is not expected that we will generate significant tax preference items or adjustments, since the impact of the alternative minimum tax depends on each individual unitholder’s particular situation, each prospective individual unitholder is encouraged to consult with its tax advisor as to the impact of an investment in common units on its alternative minimum tax liability.

Considerations for Tax-Exempt Limited Partners

Unitholders that are tax-exempt entities, including charitable corporations, pension, profit-sharing or stock bonus plans, Keogh plans, individual retirement accounts and certain other employee benefit plans are subject to federal income tax on unrelated business taxable income, referred to as UBTI. Generally, UBTI can arise from a trade or business unrelated to the exempt purposes of the tax-exempt entity that is regularly carried on by either the tax-exempt entity or a partnership in which it is a partner. However, UBTI does not apply to interest income, royalties (including overriding royalties) or net profits interests, whether the royalties or net profits are measured by production or by gross or taxable income from the property. Pursuant to the provisions of our partnership agreement, our general partner shall use all reasonable efforts to prevent us from realizing income that would constitute UBTI. However, there is no assurance that we will not incur UBTI.

Recent Legislative Developments

In past years, legislation has been proposed that would, if enacted into law, make significant changes to United States tax laws, including to certain key federal income tax provisions currently available to oil and natural gas exploration and production companies. These changes have included, but have not been limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs (“IDCs”), (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these proposals will be proposed again, and if enacted, how soon any resulting changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, thereby discouraging production from the oil and gas properties that are subject to our royalty interests. In addition, any such changes could reduce the depletion deductions or other deductions allowable to our unitholders and could negatively impact the value of an investment in our units.

Congress could consider, and could include, some or all of these proposals as part of future tax reform legislation. The recently enacted Tax Cuts and Jobs Act generally, among other things, reduces corporate and individual tax rates, changes the taxation of certain partners with respect to business income they earn from a partnership or other pass-through entity, eliminates the deduction for certain domestic production activities, changes the limitations on interest deductibility and cost recovery, changes the taxation of certain United States tax-exempt organizations with respect to unrelated business income taxes, and significantly revises the international taxation rules. Such changes may affect us and our unitholders.

Administrative Matters

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year, and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year ending within or with the unitholder’s taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year but before the close of the unitholder’s taxable year must include the unitholder’s allocable share of our income, gain, loss and deduction for one year ended on the pervious December 31, as well as for the portion of our current tax year ending on the date of the disposition, in income for its taxable year, with the result that the unitholder could be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. See “—Tax Allocations by Us to Unitholders—Allocations between Transferors and Transferees.” Because of differences between accounting principles generally accepted in the United States of America, which apply to the financial statements issued by us, and the tax accounting method described above, our net income as reported on our financial statements will likely differ from the taxable income for the same period.

Information Returns and Audit Procedures

We furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1 tax statement, which describes such unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which is generally not reviewed by counsel, we use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the unitholder’s share of income, gain, loss and deduction. We cannot assure unitholders that any of those conventions will yield a result that conforms to all of the technical requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor our counsel can assure unitholders that the IRS will not successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units. In addition, the cost of any contest will be borne directly or indirectly by the unitholders.

The IRS may audit our federal income tax information returns. The Internal Revenue Code contains partnership audit procedures governing the manner in which the IRS audit adjustments for partnership items are resolved. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from any audit of this kind may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of that unitholder’s own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns. It is possible that the IRS will “match” partnership information as reported on partners’ individual income tax returns against the electronic Schedule K-1 tax information that we are required to provide to the IRS. If the IRS follows this practice and you do not report tax information on your tax returns in a manner that is consistent with your Schedule K-1 tax statement, any IRS matching program may trigger an inquiry or possibly an audit of your individual tax return.

Partnerships generally are treated as entities separate from their owners for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of the unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against the unitholders for items in our returns. The Tax Matters Partner will make a reasonable effort to keep each unitholder informed of administrative and judicial tax proceedings with respect to our items in accordance with applicable Treasury regulations. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in our Partnership to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, as amended by the Consolidated Appropriations Act of 2018 (P.L. 115-141), for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner and unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit and/or the partnership is able to elect what is called the “pull-in election” in which the unitholders will be obligated to pay the tax relating to any adjustments that apply. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election or the pull-in election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Similar to what has occurred in 2018 in which changes were made pursuant to the Consolidated Appropriations Act of 2018, Congress has proposed changes to the Bipartisan Budget Act, and it is possible that additional amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders.

Accuracy-related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

Nominee Reporting

Persons who hold our common units as a nominee for another person are required to furnish to us:

●	the name, address and taxpayer identification number of the beneficial owner and the nominee;
●

whether the beneficial owner is a person that is not a United States person, a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or a tax-exempt entity;

●	the amount and description of common units held, acquired or transferred for the beneficial owner; and
●	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $270 per failure, up to a maximum of $3,282,500 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Entity-Level Collections

Our general partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause us to comply with any withholding requirements established under the Internal Revenue Code or any other federal, state or local law. In addition, if we are required or elect under applicable law to pay any federal, state, local, or non-United States tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. To the extent that we are required or elect to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any unitholder, the amount withheld may, at the discretion of our general partner, be treated by us as a distribution of cash in the amount of the withholding from the unitholder. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

State and Local Taxes

In addition to the federal income tax aspects described above, we encourage each unitholder to consider the potential state and local tax consequences of owning our common units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a unitholder resides and in each state or local jurisdiction in which we have assets or otherwise do business. Thus, persons holding our common units either directly or through one or more partnerships or limited liability companies may be subject to state and local taxation in a number of jurisdictions in which we directly or indirectly hold oil and gas properties and would be required to file periodic tax returns in those jurisdictions. State taxes may be withheld by third parties on royalty payments to us, and we may be required to withhold state income tax from distributions otherwise payable to our unitholders. Withholding tax laws are in place in various states that may impose withholding taxes on us or on our unitholders. We provide our unitholders with summary federal information, broken down by state which may be used by them in preparing their state and local returns. To the extent that a unitholder pays income tax with respect to our income to a state where it is not resident or to the extent that we are required to pay state income tax on behalf of such unitholder, the unitholder may be entitled to a deduction or credit against income tax that it otherwise would owe to its state of residence with respect to the same income.

We urge each prospective unitholder to consult with its tax advisor regarding the state and local income tax implications of owning our common units.

Notification Requirements

A unitholder who sells or purchases any of its units generally is required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.

Backup Withholding

The Internal Revenue Code requires backup withholding (currently at a rate of 24%) with respect to all reportable payments. A reportable payment includes not only reportable interest or dividend payments but also other payments including some royalty payments. Accordingly, subject to the limitations discussed below, a unitholder may be subject to backup withholding with respect to all or a portion of its distributions from us.

Backup withholding is required with respect to any reportable payment if the payee fails to furnish its taxpayer identification number, referred to as TIN, to the payor in the required manner or to establish an exemption from the requirement or if the Secretary of the Treasury notifies the payor that the TIN furnished by the payee is incorrect. Accordingly, a unitholder may avoid backup withholding by furnishing its correct TIN to us. Any unitholder who does not provide its TIN to us is urged to consult its tax advisor concerning the applicability of the backup withholding provisions to its distributions from us.